Exhibit (j)


CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our report dated January 9, 2004 for the Ashport Mutual Funds (the "Fund") and to all references to our firm included in or made as part of this Post-Effective Amendment No. 5 under the Securities Act of 1933 and Amendment No. 6 of the Investment Company Act of 1940 to Ashport Mutual Funds' Registration Statement on Form N-1A (File No. 333-55944), including the references to our firm in the prospectus under the heading "Accountants" in the Statement of Additional Information of the Fund.


Kaufman, Rossin & Co.
Miami, Florida
March 24, 2004